Exhibit 99.1


RHEOMETRIC SCIENTIFIC, INC.




NEWS RELEASE

Contact:  Joseph Musanti, CFO
          Rheometric Scientific, Inc.
          (732) 560-8550



                              For Immediate Release


          Rheometric Scientific, Inc. Acquires Aviv Instruments, Inc., Obtains Rights to New Technology and Forms New Protein Solutions Division


PISCATAWAY, NJ--(BUSINESS WIRE)--June 4, 2001 -- Rheometric Scientific, Inc., Piscataway, NJ (OTCBB:RHEM), announced today that it has acquired Aviv Instruments, Inc. and a related business, Aviv Associates, Inc. (collectively,
Aviv). Aviv, based in Lakewood, New Jersey, USA is a manufacturer and marketer of research-grade optical instrumentation, software and services used for molecular characterization. Aviv is a recognized innovator of high-end Circular Dichroism Spectrometers, Automated Titrating Differential / Ratio Spectrofluorometers, Spectrophotometers and related accessories.

In connection with this transaction, Aviv has obtained an exclusive, worldwide license from the University of Arizona to commercialize technologies related to a Coupled Plasmon-Waveguide Resonance Spectroscopy (PWR) instrument. The technologies are supported by several issued US patents and patents pending. PWR is a technique that can simplify the process of identifying therapeutic proteins and drugs. "The importance of this technique within the field of protein science cannot be overstated," said Jack Aviv, President and CEO of Aviv. "Our PWR instrument simulates the way in which proteins and drugs interact with membranes and with each other," he said.

"Moreover, PWR enables scientists to understand the kinds of physiological responses that result from protein and other macromolecule interactions,"
explained Glen Ramsay, Ph.D., Aviv's Senior Research Scientist. "Other techniques can determine whether or not molecules interact with one another, but they don't indicate what kind of interaction is taking place. For example, when one molecule (Ligand) binds with another (Receptor), scientists need to know the molecular shape changes induced by the binding. PWR provides this and other important information."

Robert Castello, Chairman and Chief Executive Officer of Rheometric Scientific, Inc., stated: "The acquisition of Aviv represents a continuation of our strategy of investing in biosciences and more specifically the protein sciences. With this acquisition, this segment accounts for almost a quarter of our revenues." Announcing the formation of a new division to address the protein sciences, Mr. Castello said, "Aviv's products are highly complementary to our recently acquired business, Protein Solutions, Inc. (PSI). Both Aviv and PSI serve the same customers within the growing protein science market.


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                                     -more-


Rheometric Scientific,  Inc. Acquires Aviv Instruments,  Inc.,
Obtains Rights to New Technology and Forms New Protein Solutions  Division
Page 2



The operations of these two companies will be merged and will operate as the new Protein Solutions Division." Mr. Castello stressed that both Aviv and PSI will continue to market products under their respective brand identities for the near future. Jack Aviv, founder, president and CEO of Aviv, will continue to be active as a consultant to the Division. Robert P. Collins, previously Chief Operating Officer of PSI, will oversee the new Protein Solutions Division as Managing Director.

Rheometric Scientific, founded in 1970, designs, manufactures, and markets instrumentation and provides laboratory services for material and biomolecular characterization. The Company's products and services are sold to research and quality assurance markets including the petrochemical industry, academic and government laboratories and the pharmaceutical & biotechnology industries worldwide. The Company is headquartered in Piscataway, New Jersey and has operations in the United Kingdom, Germany, France, Italy and Japan. More information about Rheometric Scientific can be found on the World Wide Web at www.rheosci.com; information about PSI can be found at www.protein-solutions.com and information about Aviv can be found at www.avivinst.com.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual experience as a result of the acquisition to differ materially from that anticipated. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based.

For more information, contact Joseph Musanti, Vice President of Finance, Rheometric Scientific, Inc., One Possumtown Road, Piscataway, NJ 08854; phone
(732) 560-8550; fax (732) 560-7451; email: musanti@rheosci.com




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